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                                EXHIBIT (4)(t)
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                           FORM OF POLICY ENDORSMENT
                          (INITIAL PAYMENT GUARANTEE)
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                          PFL Life Insurance Company
   Administrative Office: 4333 Edgewood Road N. E., Cedar Rapids, Iowa 52499


                        Initial Payment Guarantee Rider


Guaranteed Minimum Payment                    [ $500.00]

Initial Payment Guarantee Rider Fee           [ 1.25%]

Investment Limitations                        [ None ]


You have selected the Initial Payment Guarantee Option. This Rider, which is issued as part of Your Contract, explains the guarantees, terms and conditions under the Option. The Initial Payment Guarantee Rider applies only to stabilized variable Annuity Payments.


Definitions

Guaranteed Minimum Payment - the minimum payment We guarantee. Your Stabilized Payments will never be less than this amount, shown at the top of this page.


Initial Payment Guarantee Option and First-Year Stabilized Payment

With the Initial Payment Guarantee Option, Your Stabilized Payments will never be less than the Guaranteed Minimum Payment. For the first year, Your Stabilized Payment is equal to the Estimated First Variable Annuity Payment.


How Subsequent Stabilized Payments are Determined

On each Contract anniversary, We will determine a new Stabilized Payment. The new Stabilized Payment will equal the greater of the Guaranteed Minimum Payment or the Supportable Payment.

            IF the Supportable Payment is greater than the Guaranteed Minimum Payment,
            THEN the Supportable Payment becomes Your new Stabilized Payment for the following year; or

            IF the Supportable Payment is less than or equal to the Guaranteed Minimum Payment,
            THEN the Guaranteed Minimum Payment becomes Your new Stabilized Payment for the following year.


Other Terms and Conditions

We reserve the right to limit allocations to certain subaccounts. Limitations, if any, are described in the Investment Limitations section at the top of the first page of this Rider.

Form No. VIAR IP 0100

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Rider Fee

The annual fee for this Option is shown at the top of the first page of this Rider. We will deduct the fee in addition to and in the same manner as We deduct the Separate Account Charge.


Surrender Values and Death Benefits

With the Initial Payment Guarantee Option, the surrender values and death benefits available with the Certain Only or Life with Emergency Cash payment options are determined using the current Supportable Payment, not the Stabilized Payment.


Reductions to the Guaranteed Minimum Payment and Stabilized Payment

If You transfer from variable Annuity Payments to fixed Annuity Payments, the amount of the Guaranteed Minimum Payment and the Stabilized Payment will be reduced pro rata. For example, if You transfer 25% of Your variable Annuity Payment to fixed Annuity Payments the Guaranteed Minimum Payment and the Stabilized Payment will also be reduced by 25%. The reductions will be reflected in the first payment following the transfer.

If You select a Joint and Survivor payment option with reduced payments to the survivor and one of the annuitants dies, the Guaranteed Minimum Payment and the Stabilized Payment will be reduced pro-rata. For example, if You selected the Joint and 75% Survivor payment option and one of the annuitants dies, the Guaranteed Minimum Benefit and the Stabilized Payment will be reduced to 75%. The reductions will be reflected in the first payment following the annuitant's death.


Payment Notice

On each Contract anniversary, We will send You a notice informing You of the Stabilized Payment for the following year.


Signed for the Company at Our Home Office, Cedar Rapids, Iowa.

        /s/ Craig D. Vermie                  /s/ William L. Busler

             Secretary                              President


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